Exhibit 15.1

The Board of Directors and Partners

Duke Realty Corporation and

Duke Realty Limited Partnership:

With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our reports dated May 5, 2006 for Duke Realty Corporation and Subsidiaries and May 12, 2006 for Duke Realty Limited Partnership and Subsidiaries, related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Indianapolis, Indiana

February 16, 2007